UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2009 (August 26, 2009)

Nyer Medical Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-20175

Florida	01-0469607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13 Water Street, Holliston, MA 01746
 (Address of principal executive offices, including zip code)

(508) 429-8506
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐  Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On August 26, 2009, a financing arrangement of ADCO Surgical Supply, Inc. (ADCO) (a wholly-owned subsidiary of Nyer Medical Group, Inc. (Nyer)) with KeyBank National Association (the Bank) was renewed by the Bank.  The line of credit in the maximum principal amount of $300,000 (the Line of Credit) is used as working capital for Nyer and is secured by a lien on the land (and improvements thereon) located at 1292 Hammond Street, Bangor, Maine. The amount currently outstanding under the Line of Credit is $300,000.  All of the terms and conditions in the documentation executed by the parties to the original financing arrangement (executed in October, 2004, as amended by the Change in Terms Agreement dated March 20, 2009), remain the same with the exception of the maturity date which is now November 1, 2009.  The Line of Credit is guaranteed by Nyer pursuant to a commercial guaranty.  Repayment of the Line of Credit is in monthly payments of interest only, with the principal being due at maturity, unless renewed.  The maturity date is November 1, 2009, unless renewed by the Bank.  Prior to the maturity date, ADCO must repay the amounts outstanding under the Line of Credit upon the demand of the Bank.  There exist possibilities for increased charges under the Line of Credit, including, late charges, increased interest after default, payment of attorneys' fees and expenses of the Bank in certain situations and a dishonored item fee.  In addition to the commercial guaranty noted above, which was executed by Nyer in favor of the Bank, the other material documents executed in connection with this financing arrangement were (a) a promissory note by ADCO in favor of the Bank and (b) a mortgage executed by ADCO in favor of the Bank.  Such agreements were attached as exhibits to the Annual Report on Form 10-K filed by Nyer on October 18, 2004.  Attached to this Form 8-K as Exhibit 10.1, is the Change in Terms Agreement.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

Exhibit
Number	Exhibit Description

10.1	Change in Terms Agreement, dated August 26, 2009, between KeyBank National Association and ADCO Surgical Supply, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nyer Medical Group, Inc.

Date: August 31, 2009	By: /s/ Mark A. Dumouchel
Mark A. Dumouchel
President and Chief Executive Officer